Exhibit 99.1

Legacy Acquisition Corp. Terminates its Amended and Restated Share Exchange Agreement with

Blue Valor Limited and Seeks a New Target

(New York, NY) – July 20, 2020 – Legacy Acquisition Corp. (NYSE: “LGC”) (“Legacy”), a publicly-traded Special Purpose Acquisition Company, today announced that as of July 20, 2020, Legacy terminated the Amended and Restated Share Exchange Agreement, dated December 2, 2019, between Blue Valor Limited, a company incorporated in Hong Kong (“Blue Valor”), and Legacy, as amended by that First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020 (the “Share Exchange Agreement”), and is proceeding to evaluate alternative business combinations.

The termination is in response to the increasing impact on the global advertising sector, and global markets broadly, resulting from the COVID-19 pandemic, which has negatively affected the market valuations.

Pursuant to their respective terms, each of (i) the Sponsor Support Agreement, dated March 13, 2020, by and among Legacy Acquisition I LLC, a Delaware limited liability company (the “Sponsor”), Legacy and Blue Valor, (ii) the Waiver Agreement, dated March 13, 2020, by and between the Sponsor and Legacy, and (iii) the Warrant Holder Support Agreements, dated March 13, 2020, by and between Legacy and the holders of approximately 19,765,000 (or approximately 65.9%) of Legacy’s public warrants, are terminated concurrently with the termination of the Share Exchange Agreement. Additionally, the Warrant Amendments described in the Consent Solicitation Statement filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2020, and subsequently approved by the public warrant holders will not take effect and there will be no redemption rights or liquidating distribution with respect to Legacy’s warrants. The warrants will expire worthless if Legacy does not complete an alternative business combination.

The Legacy SPAC remains active, and is looking for targets across a broad spectrum of industries and welcomes interested parties to contact: Gary McCullough (garymccullough@legacyacquisition.com), Darryl McCall (darrylmccall@legacyacquisition.com), or Ed Rigaud (edrigaud@legacyacquisition.com).

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Legacy’s and the Blue Impact business’ actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “propose,” “plan,” “contemplate,” “may,” “will,” “shall,” “would,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “positioned,” “goal,” “conditional” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the anticipated evaluation of alternative business combinations, as well as the impact of termination of the Share Exchange Agreement on the Warrant Amendments.

Legacy cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Legacy does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Investors:

Jacques Cornet

ICR

jacques.cornet@icrinc.com

Media:

Phil Denning

ICR

Phil.denning@icrinc.com